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                                 EXHIBIT 5.1


                                        April 13, 1995


USF&G Corporation
100 Light Street
Baltimore, Maryland 21201


Dear Sirs:

        I am the duly elected and acting Senior Vice President-General Counsel of USF&G Corporation (the "Corporation") and I have acted as counsel to the Corporation in connection with the Registration Statement on Form S-4 covering the registration of 4,620,000 shares of the Corporation's Common Stock, $2.50 par value (the "Shares"), to be issued to holders of Common Stock and options to purchase Common Stock, in each case, of Victoria Financial Corporation, a Delaware corporation ("Victoria"), in accordance with and pursuant to the Amended and Restated Agreement and Plan of Merger dated as of February 9, 1995 (the "Merger Agreement") among the Corporation, Queensland, Inc. and Victoria. In this capacity, I have reviewed the Corporation's charter, by-laws, and such other documents, matters of law and records of corporate proceedings as I have deemed necessary in the rendering of the opinion set forth herein.

        Based upon the foregoing, I am of the opinion that upon issuance of the Shares in accordance with and pursuant to the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part thereof.



                                               Very truly yours,



                                               John A. MacColl


JAM/sfd